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                                EXHIBIT 99c


                    SEVERANCE AND CONSULTING AGREEMENT

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                                 AGREEMENT

     This Agreement made and entered into this 1st day of June, 1995, by and between UNITED WHITLEY CORP. ("Company"), a Kentucky corporation with its principal executive offices located at Main Street, Williamsburg, Kentucky 40769, the BANK OF WILLIAMSBURG ("Bank"), a Kentucky banking corporation with its principal executive offices located at Main Street, Williamsburg, Kentucky 40769 and JAMES ROLAND whose personal address is _ ___________________________________________("Roland");

                            W I T N E S S E T H

THAT WHEREAS:

     a. Prior to January 6, 1995, Roland held the positions of President and Chief Executive Officer of the Bank and of the Company and was a member of the Board of Directors of each of the Bank and the Company;

     b. On January 6, 1995, Roland resigned from all positions as an officer, employee and director of each of the Company and the Bank;

     c. A controversy has arisen with respect to whether Roland is entitled to severance pay from the Bank and/or the Company as a result of his resignations (the "Severance Pay Controversy");

     d. The Company and the Bank are about to enter into an agreement with Pikeville National Corporation ("Pikeville"), a Kentucky corporation, by which Pikeville would acquire the Company and the Bank (the "Merger Agreement"); and

     e. The Company, the Bank and Roland desire to compromise and settle Roland's claim for severance pay, and the Company and the Bank desire to utilize Roland's expertise and extensive knowledge of the Bank and the Company in the operations of the Bank and the Company prior to consummation of the transactions contemplated by the Merger Agreement, and in implementing (and fulfilling their obligations under) the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt, adequacy, and mutuality of which being hereby acknowledged, and in full discharge and satisfaction of all duties and obligations of the Company and the Bank to Roland in connection with Roland's prior employment with the Company and the Bank, the parties hereto agree as follows:


     1. COMPROMISE AND ENGAGEMENT. The Company, the Bank and Roland hereby compromise all claims of Roland in connection with the Severance Pay Controversy (the "Severance Compromise"). In addition, the Company and the Bank hereby engage Roland as a consultant (the "Consulting Engagement") to assist them in the following:

          (i) The operations of the Company and the Bank prior to consummation of the transactions contemplated by the Merger Agreement. Such duties shall include, but not be limited to, collection of credits, working with customers of the Bank, and credit analysis, and such other duties as may be reasonably required by the Company and the Bank;

          (ii) The implementation and satisfaction of their duties under the Merger Agreement, including but not limited to the necessary production of documentation to assist in all requisite regulatory filings; and

          (iii) The transition of ownership of the Company and the Bank pursuant to the Merger Agreement.

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Roland agrees (i) to devote such time and effort in consultation and assistance hereunder as the Company and the Bank may reasonably require, (ii) to take hereunder only those actions, and to perform hereunder only those duties, which may be requested or prescribed by the Company or the Bank, and
(iii) to perform such duties effectively, diligently, and to the best of his ability. It is anticipated that satisfaction of Roland's duties with respect to the Consulting Engagement will entail approximately twenty-five (25) hours per week.

     2. TERM. The term of this Agreement shall commence on the date hereof and continue for six (6) months (the "Term"), unless, with respect to the Consulting Engagement, sooner terminated as provided in Section 4 hereof.

     3.  COMPENSATION.

(i) As payment for the Severance Compromise, Roland shall receive the monthly sum of $7,000.00.

          (ii) As payment for the Consulting Engagement, Roland shall receive the monthly sum of $3,000.00.

          (iii) All sums payable pursuant to this Section 3 are payable on the first day of the month beginning June 1, 1995 and ending November 1, 1995.

     4. TERMINATION OF CONSULTING ENGAGEMENT; COMPENSATION UPON TERMINATION. The Consulting Engagement hereunder shall terminate upon the termination of the Merger Agreement. If the Consulting Engagement hereunder is terminated pursuant to this Section 4, the Company and the Bank collectively shall, through the date Roland has been given notice of such termination, continue to pay Roland his Consulting Engagement compensation pursuant to Section 3(ii) hereof. Thereafter neither the Company nor the Bank shall have any further obligation to Roland with respect to the Consulting Engagement.

     5. RELATIONSHIP BETWEEN PARTIES. The relationship between the Company and the Bank, on the one hand, and Roland on the other, is that of independent contractors. This Agreement does not create an employer-employee relationship or any other agency relationship between the parties hereto. Notwithstanding anything in this Agreement to the contrary, neither party shall have the authority or the ability to bind the other (whether contractually or otherwise).

     6. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in its and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether oral or written, with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties hereto. The waiver or the failure by any party to detect, protect, terminate, or claim a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach or affect in any way the effectiveness of such provisions. No waiver of any of the provisions of this Agreement will be deemed, or constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

     7. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Agreement is intended to be personal to Roland and the rights and obligations of Roland hereunder may not be assigned or transferred by him.

     8. NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the appropriate party at the addresses set forth at the outset of this Agreement (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section).

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     9.  GOVERNING LAW.  This Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky, without taking into account provisions regarding choice of law, except to the extent certain matters may be governed given as a matter of law by federal law.

     IN WITNESS WHEREOF, each party hereto has signed this Agreement or caused this Agreement to be signed on its behalf, all as of the date first above written.

                                   UNITED WHITLEY CORP.
                                   ("Company")


                                   By:   PAUL ESTES
                                       -------------------------
                                   Its:  CHAIRMAN
                                       --------------------------

                                   BANK OF WILLIAMSBURG
                                   ("Bank")


                                   By:    PAUL ESTES
                                       -------------------------
                                   Its:   CHAIRMAN
                                       --------------------------
                                   JAMES ROLAND
                                   ("Roland")

                                   _____________________________
                                   James Roland

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